Exhibit 5.2

CONSENT OF LEGAL COUNSEL

Re: Registration Statement on Form F-10 of BRP Inc.

We refer to the registration statement on Form F-10 dated September 11, 2018 (the “Registration Statement”) of BRP Inc. to which this consent is exhibited. We hereby consent to the references to this firm on the face page of the Registration Statement and under the heading “Legal Matters” and to the reference to and use of our opinion under the headings “Eligibility for Investment” and “Certain Canadian Federal Income Tax Considerations”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Montreal, Quebec, Canada

September 11, 2018